Exhibit (a)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                        (Including the Related Rights)
                                      of
                            Daniel Industries, Inc.

                                      at
                             $21.25 Net Per Share

                                      by
                              Emersub LXXIV, Inc.

                         a wholly-owned subsidiary of

                             Emerson Electric Co.
                            -----------------------



                THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00
               MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY JUNE 15,
                      1999, UNLESS THE OFFER IS EXTENDED.

                            -----------------------


     THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF DANIEL INDUSTRIES, INC. THAT WOULD REPRESENT AT LEAST 66 2/3% OF THE FULLY DILUTED SHARES. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15.

     THE BOARD OF DIRECTORS OF DANIEL INDUSTRIES, INC. HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER DESCRIBED HEREIN, UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF DANIEL INDUSTRIES, INC. AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            -----------------------


                                   IMPORTANT

     Any stockholder desiring to tender Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing tendered Shares and all other required documents to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

     Any stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3. The Rights are presently evidenced by the certificates for the Common Stock of Daniel Industries, Inc. and a tender of such stockholder's Common Stock of Daniel Industries, Inc. will also constitute a tender of the Rights.

     Questions and requests for assistance may be directed to Georgeson & Company Inc. (the "Information Agent") or Morgan Stanley & Co. Incorporated (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                            -----------------------

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

May 18, 1999

     Simmons & Company International ("Simmons"), financial advisor to Daniel Industries, Inc., has delivered to the Board of Directors of Daniel Industries, Inc. its written opinion to the effect that, as of May 12, 1999, the $21.25 in cash to be received by the holders of Shares in the Offer and the Merger described below is fair to such holders from a financial point of view. The full text of the written opinion of Simmons containing the assumptions made, the matters considered and the scope of the review undertaken in rendering such opinion as well as the limitations of such opinion is included with Daniel Industries, Inc.'s solicitation/recommendation statement on Schedule 14D-9, which is being mailed to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion in conjunction with this Offer.

                            -----------------------

                               TABLE OF CONTENTS

                            -----------------------


                                                                          Page
                                                                          ----


 1. Terms of the Offer; Expiration Date.....................................2
 2. Acceptance for Payment and Payment......................................3
 3. Procedure for Tendering Shares..........................................4
 4. Withdrawal Rights.......................................................6
 5. Certain Tax Considerations..............................................6
 6. Price Range of Shares; Dividends........................................7
 7. Certain Information Concerning the Company..............................8
 8. Certain Information Concerning Purchaser and Parent....................11
 9. Source and Amount of Funds.............................................13
10. Background of the Offer; Past Contacts, Transactions or Negotiations
    with the Company.......................................................13
11. Purpose of the Offer; Plans for the Company; Merger Agreement..........14
12. Effect of the Offer on the Market for the Shares; Stock Exchange
    Listing; Registration under the Exchange Act...........................26
13. Dividends and Distributions............................................27
14. Extension of Tender Period; Termination; Amendment.....................27
15. Certain Conditions of the Offer........................................28
16. Certain Legal Matters; Regulatory Approvals............................30
17. Fees and Expenses......................................................32
18. Miscellaneous..........................................................32

    Schedule I  Directors and Executive Officers of Parent

                                 INTRODUCTION

To the Holders of Common Stock of
     DANIEL INDUSTRIES, INC.

     Emersub LXXIV, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Emerson Electric Co., a Missouri corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, $1.25 par value (the "Common Stock"), of Daniel Industries, Inc., a Delaware corporation (the "Company"), including the related right as to each share to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, $1.00 par value, of the Company (singularly, a "Right" and collectively, the "Rights") (singularly, a share of such Common Stock, including the related Right, a "Share" and collectively, the "Shares"), at $21.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated (the "Dealer Manager"), The Bank of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See Section 17.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration date of the Offer that number of Shares that would represent at least 662/3% of the Fully Diluted Shares (the "Minimum Tender Condition"), (2) any waiting period under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or terminated (the "HSR Condition") and (3) any filings or approvals under applicable foreign antitrust laws and regulations having been made or obtained, as the case may be, and any related waiting periods having expired (the "Foreign Antitrust Approvals Condition"). "Fully Diluted Shares" means all shares, on a fully diluted basis, after giving effect to the exercise or conversion of all options, warrants, rights and securities exercisable or convertible into common stock, other than potential issuances attributable to the Rights unless such Rights shall be exercisable pursuant to the Rights Agreement dated May 31, 1990, as amended, between the Company and Equiserve Trust Company, N.A., as rights agent (the "Rights Agreement").

     According to the Company as of May 11, 1999, there were outstanding (i) 19,482,588 Shares and (ii) stock options to purchase an aggregate of 2,032,868 Shares. Based upon the foregoing, there were approximately 21,515,456 Fully Diluted Shares outstanding. Neither Parent nor Purchaser or any person listed on Schedule I beneficially owns any Shares. Accordingly, Purchaser believes that the Minimum Tender Condition would be satisfied if approximately 14,343,638 Shares are validly tendered pursuant to the Offer and not withdrawn.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 12, 1999 (the "Merger Agreement") among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each outstanding Share (other than Shares (i) owned by Parent, Purchaser or any other wholly-owned subsidiary of Parent or by the Company or any wholly-owned subsidiary of the Company and (ii) held by stockholders properly exercising appraisal rights under the laws of the State of Delaware ("Delaware Law")) will be converted into the right to receive from the Surviving Corporation $21.25 in cash, or any higher price that may be paid per Share in the Offer, without interest. For a discussion of the treatment of stock options and stock awards in the Merger, see Section 11.

     Purchaser reserves the right to waive any conditions to the Offer other than the Minimum Tender Condition which requires the consent of the Company and to modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not (a) reduce the number of Shares subject to the Offer; (b) reduce the price per Share to be paid pursuant to the Offer; (c) modify or add to the conditions to the Offer; (d) except as provided below, extend the Offer; (e) change the form of consideration payable in the Offer; or (f) otherwise amend the Offer in any manner materially adverse to the Company's stockholders. Notwithstanding the foregoing, Purchaser may, without the consent of the Company (i) extend the Offer if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to purchase Shares shall not be satisfied, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer or for any period required by applicable law and (iii) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, on such expiration date, the number of Shares tendered (and not withdrawn) pursuant to the Offer represents less than 90% of the Fully Diluted Shares. Purchaser and Parent have agreed that if at any scheduled expiration date of the Offer the HSR Condition has not been satisfied, but at such scheduled expiration date all the other conditions to the Offer described in Section 15 shall have been satisfied (other than the Minimum Tender Condition), Purchaser may (and at the request of the Company (confirmed in writing) shall) extend the Offer (a "Special Extension") from time to time until the HSR Condition has been satisfied. In no event may the Company or Purchaser (without the consent of the other) require that the Offer be extended to a date later than 270 days following the date of the Merger Agreement (i.e., February 6, 2000) by Special Extensions or to a date later than 180 days following the date of the Merger Agreement (i.e., November 8, 1999) for any other reason. See Section 11. Subject to the requirements of the Merger Agreement and applicable law, the Purchaser reserves the right to amend the Offer at any time prior to payment for the Shares tendered pursuant to the Offer.

     The Merger Agreement provides that effective upon the acceptance for payment of, and payment by Purchaser for, any Shares pursuant to the Offer, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (a) the total number of directors on the Company's Board of Directors (giving effect to the directors elected pursuant to this provision) multiplied by (b) the percentage that the number of Shares owned by the Purchaser or any other subsidiary of Parent (including the Shares accepted for payment and paid for by the Purchaser) bears to the number of Shares outstanding. Notwithstanding the foregoing, in the event that Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time of the Merger such Board of Directors shall have at least three directors who are directors on the date hereof and who are not officers of the Company. See Section 11.

     On May 12, 1999, the Company's Board of Directors declared a regular quarterly cash dividend of $0.045 per Share, payable on June 22, 1999 to holders of record as of June 8, 1999. Stockholders of record as of June 8, 1999 will be entitled to receive such dividend, regardless of whether or when their Shares are tendered or purchased pursuant to the Offer. The next regular quarterly dividend cannot be declared or paid until on or after August 14, 1999. After the consummation of the Offer, the Company will make no further dividends.

     Under the Company's Certificate of Incorporation, the Merger requires the approval of the holders of 66 2/3% of the outstanding Shares. If the Minimum Tender Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. However, there can be no assurance that Purchaser will acquire at least 66 2/3% of the outstanding Shares.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

       1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions set forth in the Offer, Purchaser will accept for payment and pay for all Shares that are validly tendered by the Expiration Date and not withdrawn as provided in Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, June 15, 1999, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Tender Condition, the HSR Condition and the Foreign Antitrust Approvals Condition. If any such condition is not satisfied, Purchaser may (I) refuse to accept for payment, or to pay for, any Shares tendered pursuant to the Offer, and (a) subject to the Company's right to require Purchaser to extend the offer up to February 6, 2000 if the HSR Condition is not satisfied and no other condition (other than the Minimum Tender Condition) is unsatisfied, terminate the Offer and return all tendered Shares to tendering stockholders, (b) extend the Offer and, subject to withdrawal rights as set forth in Section 4, may retain all such Shares until the expiration of the Offer as so extended; provided that any extension of the Offer beyond November 8, 1999 will require the consent of the Company, except that Purchaser may extend the Offer up to February 6, 2000 without the Company's consent if the HSR Condition is not satisfied and no other condition (other than the Minimum Tender Condition) is unsatisfied, or (c) waive such condition (other than the Minimum Tender Condition, which requires the Company's consent) and purchase all Shares validly tendered by the Expiration Date and not withdrawn or (II) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. For a further description of Purchaser's right to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Sections 14 and 15.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

       2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered by the Expiration Date and not withdrawn as soon as practicable after the later of the Expiration Date and the satisfaction or waiver of the conditions set forth in Section 15. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares in order to comply in whole or in part with any applicable law. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 3)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will interest be paid by Purchaser on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

     If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained at the Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

       3. Procedure for Tendering Shares. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as hereinafter defined) to and received by the Depositary and forming a part of a Book-Entry Confirmation (as hereinafter defined) that states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     Book Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. The confirmation of a book-entry transfer of Shares into the Depository's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. "Eligible Institution" means a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificate(s) representing such Shares and all other required documents to the Depositary by the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

          (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder is a non-resident alien or foreign entity not subject to back-up withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payment.

     By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 12,
1999). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed to be effective). Such designees of Purchaser will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that (a) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) the tender of such Shares complies with Rule 14e-4, and
(c) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares whether or not similar defects or irregularities are waived in the case of other Shares. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

       4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 16, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

       5. Certain Tax Considerations. The following discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or to stockholders who perfect their appraisal rights under the Delaware General Corporation Law or with respect to holders of Shares who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as non-U.S. persons, life insurance companies, dealers in securities, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares in light of its individual circumstances.

     The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for Federal income tax purposes under the Code, and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a tendering stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and such stockholder's aggregate adjusted tax basis in the Shares tendered and purchased pursuant to the Offer (or surrendered pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets (within the meaning of Section 1221 of the Code), any gain or loss recognized by the tendering stockholder will constitute capital gain or loss, and will constitute long-term capital gain or loss if the tendering stockholder held the underlying Shares for more than 12 months as of the date of disposition. There are limits on the deductibility of capital losses.

     THE SUMMARY OF TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW AS CURRENTLY IN EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

       6. Price Range of Shares; Dividends. The Shares are listed and principally traded on the NYSE under the symbol "DAN". The following table sets forth for the periods indicated the high and low sales prices per Share on the NYSE Composite Tape and the cash dividends paid per Share, as reported in the Company's Annual Report on Form 10-K for the year ended 1998 (the "Company 10-K") with respect to the years 1998 and 1997, and thereafter as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Company 10-Q") and in published financial sources:




                                                           High           Low      Dividends
                                                           -----          ----     ---------
Fiscal 1997 Quarter Ended
   First Quarter......................................... $21 15/16      $17 1/2    $0.045
   Second Quarter........................................  19 3/4         15 1/8     0.045
   Third Quarter.........................................  15 5/8         12 3/8     0.045
   Fourth Quarter........................................  15 1/8         11 1/2     0.045
Fiscal 1998 Quarter Ended
   First Quarter......................................... $15 3/4        $ 9 1/2    $0.045
   Second Quarter........................................  20 1/16        10 7/8     0.045
   Third Quarter.........................................  22 1/4         17 1/4     0.045
   Fourth Quarter........................................  20 1/4         16 1/4     0.045
1999
   First Quarter.........................................  $15 3/4       $10        $0.045
   Second Quarter (through May 12, 1999).................   20 5/8        14 1/4     0.045

     On March 15, 1999, the last day of trading prior to the Company's announcement that it had received and rejected an unsolicited proposal to acquire all of the Company's outstanding Common Stock for cash and stock aggregating $15 per share and had decided instead to evaluate its options for maximizing stockholder value, the reported closing sales price per Share on the NYSE Composite Tape was $11 1/2. On May 12, 1999, the last day of trading prior to the announcement of the Merger Agreement and the transactions contemplated thereby (including the Offer), the reported closing sales price per Share on the NYSE Composite Tape was $19 9/16. On May 17, 1999, the last full day of trading prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE Composite Tape was $20 13/16.

                       SHAREHOLDERS ARE URGED TO OBTAIN
                   CURRENT MARKET QUOTATIONS FOR THE SHARES.

     On May 12, 1999, the Company's Board of Directors declared a regular quarterly cash dividend of $0.045 per Share, payable on June 22, 1999 to holders of record as of June 8, 1999. Stockholders of record as of June 8, 1999 will be entitled to receive such dividend, regardless of whether or when their Shares are tendered or purchased pursuant to the Offer. The next regular quarterly dividend cannot be declared or paid until on or after August 14, 1999. After the consummation of the offer, the Company will make no further dividends.

       7. Certain Information Concerning the Company. The Company is a Delaware corporation with its principal executive offices located at 9753 Pine Lake Drive, Houston, Texas 77055.

     According to the Company 10-K, the Company is principally engaged in providing products and services used primarily by transporters, refiners and processors of oil and natural gas. The Company manufactures a variety of measurement devices including orifice, turbine and ultrasonic meters and a wide range of electronic instruments used in conjunction with flow measurement products. The Company also designs, fabricates and assembles automated flow measurement systems to meet specific needs and applications. The Company manufactures and sells valves, primarily for pipeline use, as well as valve actuators and control systems, which are used to remotely and automatically open and close quarter-turn and linear valves for any industry that uses pipes to transport liquids and gases in supply, manufacture or distribution operations.

     The Company was incorporated in 1988 under the laws of Delaware as the successor to a business started in 1930. The Company's active subsidiaries* are as follows:

          Daniel Measurement and Control, Inc. (Delaware)
               Daniel Industries Canada Inc. (Canada)
          Daniel Measurement Services, Inc. (Delaware)
               Metco Services, Ltd. (United Kingdom)
          Daniel Industries Foreign Sales Corporation (Virgin Islands) Daniel Valve Company (Delaware)
               Oilfield Fabricating & Machine, Inc. (Texas)
          Bettis Corporation (Delaware)
               Bettis Holdings, Ltd. (United Kingdom)
                    Bettis UK Ltd. (United Kingdom)
                    Prime Actuator Control  Systems UK Ltd. (United Kingdom)
               Bettis Canada Ltd. (Canada)
               Bettis GmbH (Germany)
               Bettis France SARL (France)
               Dantorque A/S (Denmark)
               Shafer Valve Company (Ohio)
               Bettis Electric Actuator Corporation (Delaware)
               Bettis Foreign Sales Corp. (Barbados)
               Bettis Controls Pvt. Ltd. (50%) (India)
          Daniel International Ltd. (United Kingdom)
               Daniel Europe Ltd. (United Kingdom)
                    Spectra-Tek International Ltd. (United Kingdom)
                         Daniel Asia Pacific Ltd. (Singapore)
                    Spectra-Tek Holdings Ltd. (United Kingdom)
                    Spectra-Tek UK Ltd. (United Kingdom)
                         Advanced Spectra-Tek Private Ltd. (40%) (India)
          ------------
          *  Ownership at 100% unless otherwise specified.


                              Recent Acquisitions

     On May 11, 1999, the Company acquired all of the issued share capital of Hytork International Plc. Based in the United Kingdom, Hytork International Plc is a designer, manufacturer and marketer of rack and pinion actuators for a broad range of industrial applications. Pursuant to this acquisition, the Company acquired the following entities, all of which are now 100% owned, directly or indirectly:

          Hytork International plc (UK company)

          Hytork Controls Ltd (UK company)
          Hytork Services Limited (UK company)
          Hytork Controls, Inc. (Florida corporation)
          Valcon Limited (UK company)
          Hytork Controls (Australia) Pty Ltd. (Australian company)

     Effective October 31, 1998, the Company acquired all of the outstanding stock of Metco Services Ltd. Based in Aberdeen, Scotland, Metco Services Ltd. is a United Kingdom provider of flow measurement services to the international energy industry.

     On December 12, 1996, Daniel issued 4,920,392 shares of its Common Stock in exchange for all of the outstanding common stock of Bettis Corporation. Bettis Corporation acquired all of the outstanding stock of the following businesses prior to December 12, 1996: Shafer Valve Company, a manufacturer of gas hydraulic rotary vane actuators and hydraulic power units; Prime Actuator Control Systems, a manufacturer of hydraulic and pneumatic scotch actuators; and Dantorque A/S, a manufacturer of helical spline hydraulic double action and spring return actuators.

     Selected Consolidated Financial Data. The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company 10-Q. More comprehensive financial information is included in such 10-K and 10-Q and the other documents filed by the Company with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                            DANIEL INDUSTRIES, INC.
                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (In thousands, except per Share amounts)



                                              Year Ended         Three Months Ended     Year Ended
                                           December 31,(1)           December 31,       September 30    Three Months Ended
                                        --------------------   -----------------------  ------------    --------------------
                                          1998        1997         1996         1995       1996(2)        1999        1998
                                        ---------  ---------   ----------    ---------    ---------     ---------  ---------

Revenues............................... $ 283,159  $ 268,861   $   53,764    $  54,154  $ 233,611     $  62,013  $  67,210
Net income (loss)......................    15,237     10,574      (17,944)(3)    2,810      2,677(4)        612      3,742
Total assets...........................   236,424    233,954      233,575      205,534    248,769       236,460    235,972
Long-term debt.........................    30,639     37,283       30,233       15,613     34,702        33,304     38,019
Basic earnings (loss) per share........      0.87       0.62        (1.05)        0.16       0.74          0.03       0.22
Diluted earnings (loss) per share......      0.86       0.61        (1.05)        0.16       0.73          0.03       0.21
Cash dividends per share...............      0.18       0.18        0.045        0.045       0.18         0.045      0.045
Average shares outstanding.............    17,435     17,146       17,061       17,002     17,027        17,530     17,331
Average diluted shares outstanding.....    17,690     17,483       17,249       17,154     17,281        17,678     18,053

-----------
(1) In December 1996, the Company's Board of Directors approved a change in the fiscal year-end from September 30 to December 31. The Company filed a Transition Report on Form 10-Q for the three-month transition period ended December 31, 1996.

(2) Includes Bettis' results for the nine months ended September 30, 1996 and three months ended December 31, 1995.

(3) Net loss for the period includes $16,663 in restructuring and other charges.

(4) Net income for the year includes $3,267 in gains on sales of non-core assets.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although neither Purchaser nor Parent has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661). Such material may also be obtained from the Commission's web site at http://www.sec.gov. Copies of such material should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

     In the course of the discussions between representatives of Parent and the Company (see Section 10), certain projections of future operating performance were furnished to Parent's representatives. These projections, and the assumptions underlying such projections, were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Parent. None of Parent, Purchaser, the Company, any of their financial advisors or the Dealer Manager assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant uncertainties and contingencies beyond the control of the Company. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown. None of the Company, Parent or Purchaser intends to update, revise or correct such projections if they become inaccurate (even in the short term). These projections need to be considered in light of the Company recently announced results for the first quarter of 1999 (see above).

     Set forth below is a summary of the projections. These projections should be read together with the financial statements of the Company referred to herein.

                      Projected Income Statement Summary
              (U.S. dollar amounts in millions, except per Share)

                                              Projected Year Ending Decwember 31,(1)(2)(3)               CAGR
                                             ----------------------------------------------   ---------------------------
                                   1998(4)   1999(5)    2000      2001      2002      2003    1996 To 1993   1998 to 2003
                                   -------   -------   ------    ------    ------    ------   ------------   ------------
Revenues.......................... $287.7    $285.1    $305.9    $328.2    $356.7    $392.2      +11.7%          + 6.4
   EBITDA.........................   37.9      32.3      42.2      52.7      66.7      85.4      +19.6%          +17.7%
   EBITDA Margin..................   13.2%     11.3%     13.8%     16.1%     18.7%     21.8%
Net Income........................  $15.3    $ 12.2     $20.8     $29.1     $39.9     $54.1      +31.8%          +28.7%
   Cash Flow(6)...................  $26.0    $ 22.9     $31.1     $39.3     $50.0     $64.4      +19.3%          +19.9%
Average Diluted Shares (Millions).   17.7      18.0      18.0      18.0      18.0      18.0
   Earnings Per Share ("EPS").....  $0.86    $ 0.68     $1.15     $1.61     $2.22     $3.01      +29.3%          +28.3
                                   ======    ======    =======   ======    ======    ======
   Cash Flow Per Share............  $1.47    $ 1.27     $1.73     $2.19     $2.78     $3.58      +17.1%          +19.5%

----------------
(1) Projected 1999 to 2003 from Daniel's Five-Year Strategic Business Plan. Projected results do not include Hytork or other potential strategic acquisitions or joint ventures.

(2) The Hytork acquisition was projected to add $23.2 million in revenues and $4.9 million in EBITDA (with projected synergies) in the year ending April 30, 2000.

(3) The Company has engaged in preliminary discussions regarding a potential joint venture relating to its measurement products business. Such discussions have ceased as a result of the Merger Agreement. Assuming the Company obtained one-half of projected cost savings (excluding any costs associated with the formation of the joint venture), the Company's projected 1999 EBITDA, net income and EPS would be $48 million, $22 million and $1.24, respectively, increasing to $103 million, $65 million and $3.63, respectively, in 2003.

(4) Includes a full year of Metco (acquired effective October 31, 1998) which increases 1998 reported revenues by approximately $5 million but has no significant effect on reported EBITDA.

(5) These projections were included in the Company's Offering Memorandum dated April, 1999 and subsequent management presentation. However, the Company's results for the first quarter of 1999 (see above) were below those anticipated in the above projections due to a decline in business activity associated with lower energy prices. The Company has also announced that it expects results for the second quarter and the year to continue to be adversely affected by this reduction in business activity. It is therefore now expected that actual 1999 performance will be significantly below that projected above.

(6) Net income plus depreciation expense.

       8. Certain Information Concerning Purchaser and Parent. Purchaser is a Delaware corporation incorporated on May 11, 1999 and to date has engaged in no activities other than those incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Purchaser is a wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at 8000 W. Florissant Ave., St. Louis, Missouri 63136.

     Parent is a Missouri corporation. Incorporated in 1890, Parent was originally engaged in the manufacture and sale of electric motors and fans. It subsequently expanded its product lines through internal growth and acquisitions. Parent is now engaged principally in the worldwide design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems. The principal executive offices of Parent are located at 8000 W. Florissant Ave., St. Louis, Missouri 63136.

     The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Schedule I hereto.

     The following selected consolidated financial data relating to Parent and its subsidiaries has been taken or derived from the audited financial statements contained in Parent's Annual Report on Form 10-K for the year ended September 30, 1998, and the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. More comprehensive financial information is included in such Annual Report and Quarterly Report and the other documents filed by Parent with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.

                             EMERSON ELECTRIC CO.
                     SELECTED CONSOLIDATED FINANCIAL DATA
                    (In millions, except per Share amounts)


                                                                                         Six Months Ended
                                                          Year Ended                         March 31,
                                                         September 30,                      (unaudited)
                                              ------------------------------------     -----------------------
                                                1996           1997        1998          1998           1999
                                              ---------     ---------    ---------     ---------     ---------
Income Statement Data:
Net sales..................................   $11,149.9     $12,298.6    $13,447.2     $ 6,553.9     $ 7,015.4
Net earnings...............................     1,018.5       1,121.9      1,228.6         589.9         628.3
Basic earnings per share...................        2.27          2.52         2.80          1.34          1.44
Diluted earnings per share.................        2.25          2.50         2.77          1.33          1.43
Cash dividends per share...................        0.98          1.08         1.18          0.59          0.65
Balance Sheet Data:
Working capital............................   $ 1,166.1     $   874.4    $   979.6     $ 1,020.5     $   799.5
Total assets...............................    10,481.0      11,463.3     12,659.8      12,110.6      13,255.8
Long-term debt.............................       772.6         570.7      1,056.6         601.9       1,286.3
Stockholders' equity.......................     5,353.4       5,420.7      5,803.3       5,730.9       5,947.1

                            -----------------------


     Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Parent. Such reports, proxy statements and other information should be available for inspection and copying from the Commission and the library of the NYSE in the same manner as set forth with respect to the Company in Section 7.

     Except as described in this Offer to Purchase, (i) neither Parent nor Purchaser nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) neither Parent nor Purchaser nor, to the best knowledge of the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as described in this Offer to Purchase, neither Parent nor Purchaser nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees of profits, guarantees against loss, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1996, neither Parent, Purchaser nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contracts, negotiations or transactions between Parent, Purchaser or any of their subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

       9. Source and Amount of Funds. The maximum potential amount of funds required by Purchaser to purchase Shares pursuant to the Offer is estimated to be approximately $457.2 million. Purchaser will obtain such funds from Parent which in turn is expected to utilize available general corporate funds and funds provided by the issuance of short term commercial paper. Were it necessary, Parent would also be able to draw upon lines of credit at various U.S. and foreign banks totaling approximately $2.1 billion, of which substantially all was available at May 17, 1999. The interest rates of such commercial paper and lines of credit have not been determined because they will depend upon market conditions and other factors prevailing at the time of such issuance or borrowings. There are no conditions to drawdown under such lines of credit which Parent believes are not or cannot be satisfied at or prior to the Expiration Date. Parent expects that any such commercial paper or borrowings would be repaid from general corporate funds, from proceeds of other new debt issues of Parent (the interest rates and other terms of which would depend upon market conditions and other factors prevailing at such time or times as such issues may be undertaken) or from other sources. Parent can issue up to $460 million of debt securities under its shelf registration with the Commission. Parent's long-term debt is currently rated Aa1 and AA+ by Moody's and Standard & Poors, respectively.

      10. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company.

     On March 16, 1999, the Company announced that its Board of Directors had received and rejected an unsolicited proposal for the acquisition of all of the outstanding Common Stock of the Company for cash and stock aggregating $15 per Share. The Company's Board of Directors considered such proposal to be inadequate and decided to initiate a strategic review to evaluate its options for maximizing the value of the Company to its stockholders. The Company retained the services of Simmons & Company International ("Simmons") to assist the Company in such a strategic review.

     A representative of Simmons contacted Parent, on March 23 or March 24, 1999, indicating that the Board of Directors of the Company had decided to review all strategic alternatives to maximize shareholder value, which included seeking buyers for the Company and inquiring as to Parent's interest. A representative of Parent indicated a strong interest on Parent's part in exploring a transaction. Thereupon, Parent was provided with a draft confidentiality and standstill agreement (the "Confidentiality Agreement").

     Discussions between representatives of Parent and the Company ensued relating to agreeing on a final form of Confidentiality Agreement which was executed on April 1, 1999. Parent subsequently received the Company's Confidential Descriptive Memorandum.

     Parent was invited to attend a presentation by the Company's management and to tour the Company's plant and office facilities in Houston, Texas, on April 26, 1999, and to review selected due diligence materials in a data room at the Company on April 26 and 27, 1999 as were other potential bidders for the Company's business. Parent was subsequently provided with two versions of the Company's proposed merger agreement, one for use with a stock for stock acquisition and the other for use in a cash acquisition. Between April 26, 1999 and May 7, 1999 there were regular contacts between Parent and the Company relating to Parent's due diligence investigation of the Company.

     At the request of Parent, C.F. Knight, Chairman & CEO of Parent, and D.N. Farr, Senior Executive Vice President of Parent responsible for the Process Control business of Parent, met on May 7, 1999 with key managers of the Company, including R.C. Lassiter, the Chairman of the Board and Chief Executive Officer of the Company. Following that meeting, Mr. Knight, Mr. Lassiter and Mr. Farr discussed and tentatively agreed on an acquisition price acceptable to both parties, subject to the approval of Boards of Directors of the Company, Parent and Purchaser, negotiation of definitive agreements and receipt by the Company of a fairness opinion from Simmons.

     Between May 7, 1999 and May 12, 1999, representatives of the Company and Parent (including financial and legal advisors) met to negotiate the terms of the definitive agreements.

     On Wednesday, May 12, 1999, the Board of Directors of each of the Company, Parent and Purchaser approved the transaction, including the execution of the Merger Agreement and the stock option agreement dated as of May 12, 1998 between the Company and Parent (the "Stock Option Agreement"). Such agreements were executed and delivered by the parties thereto.

      11. Purpose of the Offer; Plans for the Company; Merger Agreement and Other Arrangements.

     Purpose of the Offer

     The purpose of the Offer is to acquire control of, and at least a two-thirds equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The Offer is being made pursuant to the Merger Agreement and the purchase of the Shares pursuant to the Offer will increase the likelihood that the Merger will be effected. If the Offer is successful, the Shares not acquired by the Purchaser pursuant to the Offer will be converted, subject to the terms of the Merger Agreement, into the right to receive cash in an amount equal to the price per share paid pursuant to the Offer.

     The Board of Directors of the Company has unanimously approved the Merger and adopted the Merger Agreement. Depending upon the number of Shares purchased by Purchaser pursuant to the Offer, the Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with Delaware Law. If stockholder approval is required, the Merger Agreement must be approved by 66 2/3% of all votes entitled to be cast at such meeting.

     If the Minimum Tender Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder.

     If Purchaser acquires at least 90% of the Shares pursuant to the Offer, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders. The Merger Agreement provides that Purchaser will be merged with and into the Company following the Offer, and that the certificate of incorporation and by-laws of Purchaser will be the certificate of incorporation and by-laws of the Surviving Corporation following the Merger.

     Under Delaware Law, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under Delaware Law. Dissenting stockholders who comply with the applicable statutory procedures under Delaware Law will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share paid in such a merger or other similar business combination. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer.

     If Purchaser purchases Shares pursuant to the Offer and the Merger is consummated more than one year after the completion of the Offer or if an alternative merger transaction were to provide for the payment of consideration less than that paid pursuant to the Offer, compliance by Purchaser with Rule 13e-3 under the Exchange Act would be required, unless the Shares were to be deregistered under the Exchange Act prior to such transaction. Rule 13e- 3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed merger transaction and the consideration offered to minority stockholders therein be filed with the Commission and disclosed to minority stockholders prior to consummation of the merger transaction.

     Plans for the Company

     Pursuant to the terms of the Merger Agreement, effective upon the acceptance for payment by the Purchaser of any Shares, the Purchaser currently intends to seek maximum representation on the Board of Directors of the Company, subject to the Company's right to maintain through the effective time of the Merger at least three directors who are currently directors of the Company. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

     In connection with its consideration of the Offer, Parent, in consultation with the Company's management, has made a preliminary review, and will continue to review, on the basis of available information, various possible business strategies that it might consider in the event that it acquires control of the Company. Such strategies are expected to include the integration of certain assets or lines of business of the Company with those of Parent. If Purchaser acquires Shares pursuant to the Offer, Parent intends to conduct a detailed review of the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and the responsibilities and qualifications of the Company's management and personnel and consider what, if any, changes Parent and the Company's management deem desirable in light of the circumstances which then exist.

     Except as described above or elsewhere in this Offer to Purchase, Parent has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations), any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's Board of Directors or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

     The Merger Agreement and Other Arrangements

     The following is a summary of the Merger Agreement, the Stock Option Agreement and the Confidentiality Agreement, a copy of each of which is filed as an Exhibit to Purchaser's Tender Offer Statement on Schedule 14D- 1 dated May 18, 1999 (the "Schedule 14D-1"). Such summary is qualified in its entirety by reference to the Merger Agreement, the Stock Option Agreement and the Confidentiality Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment or pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and certain other conditions that are described in Section 15. Purchaser has agreed that no change in the Offer may be made which changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, modifies or imposes conditions to the Offer in addition to the Minimum Tender Condition and those conditions described in
Section 15, amends the Offer in any manner materially adverse to the Company's stockholders or extends the expiration date of the Offer, in each case, without the consent of the Company. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer, if at any scheduled expiration date of the Offer any of the conditions set forth in
Section 15 is not satisfied, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any period required by applicable law and (iii) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, on such expiration date, the number of Shares tendered (and not withdrawn) pursuant to the Offer represents less than 90% of the Fully Diluted Shares. Purchaser and Parent have agreed that if at any scheduled expiration date of the Offer the HSR Condition has not been satisfied, but at such scheduled expiration date all the other conditions described in Section 15 shall have been satisfied (other than the Minimum Tender Condition), Purchaser may (and at the request of the Company (confirmed in writing) shall) extend the Offer (a "Special Extension") from time to time until the HSR

Condition has been satisfied. In no event may the Company or Purchaser require that the Offer be extended to a date later than 270 days following the date of the Merger Agreement (i.e., February 6, 2000) by Special Extensions or to a date later than 180 days following the date of the Merger Agreement (i.e., November 8, 1999) for any other reason. For a description of Purchaser's right to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Sections 14 and 15.

     Recommendation. The Company's Board of Directors has (i) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) unanimously resolved, subject to its fiduciary duties as determined in good faith by a majority of the disinterested directors on the Company's Board of Directors, on the basis of consultations with its financial advisors and the advice of outside legal counsel to the Company, to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the Company's stockholders.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the time at which the Company and Purchaser file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger, Purchaser shall be merged with and into the Company in accordance with Delaware Law (the "Effective Time"). As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time"). The Merger will have the effects set forth in Delaware Law.

     At the Effective Time, (i) each Share held in the treasury of the Company or owned by any wholly-owned subsidiary of the Company or owned by Parent or any wholly-owned subsidiary thereof (including Purchaser) shall be canceled, and no payment shall be made with respect thereto; (ii) each share of capital stock of Purchaser then outstanding shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers ands privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and
(iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i) above and except Shares as to which appraisal rights have been properly exercised under Delaware Law, be converted into the right to receive $21.25 per Share in cash, without interest.

     At the Effective Time, the Certificate of Incorporation of Purchaser in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The By-laws of Purchaser in effect at the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

     Stock Options and Stock Awards. At or immediately prior to the Effective Time, each outstanding stock option to purchase Shares and award of Shares granted under any stock option or stock award or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and promptly after the Effective Time, the Company will pay (i) each holder of any such option or award an amount in cash (net of applicable withholding taxes) determined by multiplying the excess, if any, of $21.25 per Share over the applicable exercise price of such Share under such option by the number of Shares subject to the option or award (whether or not vested or exercisable) and (ii) each holder of any such award of Shares an amount in cash (net of applicable withholding taxes) determined by multiplying $21.25 times the number of Shares subject to such award (whether or not vested). Notwithstanding the foregoing, the amount of any payment pursuant to this provision shall be subject to any relevant limit or cap under any employment or change in control agreement between the Company and the applicable individual.

     Dissenting Shares. Notwithstanding any provision of the Merger Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into the right to receive the consideration otherwise payable in the Merger, unless such stockholder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such stockholder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the consideration otherwise payable in the Merger. The Company is required to give Parent prompt notice of any demands received by the Company for the appraisal of Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     Agreements of Parent, Purchaser and the Company. The Merger Agreement provides that effective upon the acceptance for payment of, and payment by Purchaser for, any Shares pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on such Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by Purchaser plus the number of Shares otherwise owned by Purchaser or any other subsidiary of Parent bears to (ii) the number of Shares outstanding, and the Company shall, at such time, cause Purchaser's designees to be so elected. The Merger Agreement further provides that in the event that Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time of the Merger such Board of Directors shall have at least three directors who are directors on the date hereof and who are not officers of the Company.

     If Purchaser exercises its right to designate directors, Purchaser currently intends to designate one or more of the following persons to serve as directors of the Company: D.N. Farr, J.M. Berra, D.G. Perkins, W.J. Galvin, W.W. Withers, J.D. Switzer, R.M. Cox, Jr., H.M. Smith and F.J. Dellaquila. The foregoing information and certain other information contained in this Offer to Purchase and Schedule I hereto and in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") being mailed to stockholders herewith are being provided in accordance with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

     Company Stockholder Meeting. Pursuant to the Merger Agreement, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger unless a vote shall not be required under Delaware Law.

     The Merger Agreement provides that if required by applicable law the Company will, as soon as practicable following the consummation of the Offer, prepare and file with the Commission under the Exchange Act a proxy statement relating to the Company Stockholder Meeting.

     The Company, Parent, and Purchaser agree that each party shall file a premerger notification and report form under the HSR Act (and any other applicable foreign antitrust law or regulation) with respect to the Merger. Each of the parties agrees to use reasonable efforts to promptly respond to any request for additional information that may be received from any governmental entity in connection with the HSR filing or any filings under applicable foreign antitrust laws and regulations.

     The Company has agreed that, prior to the Effective Time, the Company will not, and will not permit any of its subsidiaries, to:

          (i) (A) except as otherwise described herein with respect to the regular quarterly dividends declared on May 12, 1999, declare, set aside or pay any dividends (other than the Company's regular quarterly dividends payable to stockholders on or after August 14, 1999, and quarterly thereafter) on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; provided, however, with respect to clause (A) above after the consummation of the Offer the Company will make no further dividends or distributions;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than, in the case of the Company, the issuance of Shares upon the exercise of options outstanding on the date of the Merger Agreement (as identified and described in the Merger Agreement) in accordance with their current terms), purchase, redeem or otherwise acquire or agree to acquire any shares of capital stock or other securities of the Company or any of its subsidiaries;

          (iii) amend any material term of any of its outstanding securities;

          (iv) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational document;

          (v) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

          (vi) form any joint venture with any other person under circumstances wherein the Company and its subsidiaries would have any liability or obligation for a contribution to be evidenced by debt or equity of such venture in excess of $100,000;

          (vii) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $1,000,000 in the aggregate;

          (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business and except for indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date hereof, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

          (ix) make or incur any new capital expenditure not included in the Company's approved capital expenditure budget for 1999, which, singly or in the aggregate with all other expenditures, would exceed $1,000,000;

          (x) make or change any Tax election not required by law, other than consistent with past practice, make any change in any method of Tax accounting, except as described in the Company Disclosure Document, enter into any settlement or compromise with respect to any Tax liability, or make any material change in reserves for Tax items other than any change in such reserves relating to the ordinary course operation of the respective businesses of the Company and its subsidiaries during current taxable periods;

          (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

          (xii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (xiii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (xiv) enter into any new collective bargaining agreement;

          (xv) change any material accounting principle used by it, except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;

          (xvi) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $250,000, or (B) in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent;

          (xvii) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its subsidiaries, or, except as provided in an existing Company Benefit Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement;

          (xviii) grant any new or modified severance or termination arrangement or increase or, except as required under the existing terms of a Company Benefit Plan, accelerate any benefits payable under its severance or termination pay policies in effect on the date of the Merger Agreement;

          (xix) make any transaction or commitment, or enter into any contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or relinquish any contract or other right, in either case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments made or entered into in the ordinary course of business consistent with past practices and those contemplated by the Merger Agreement; or

          (xx) authorize any of, or commit or agree to take any of, the foregoing actions.

     Non-solicitation. Pursuant to the Merger Agreement, the Company has agreed that from the date of the Merger Agreement until the termination thereof, the Company will not, and will cause its subsidiaries and the officers, directors, employees or other agents of the Company and its subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal (as defined below), (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person who may be considering making, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, (iv) to the fullest extent permitted by Delaware Law, amend or grant any waiver or release or approve any transaction or redeem rights under the Rights Agreement or (v) enter into any agreement with respect to an Acquisition Proposal (other than the confidentiality and standstill agreement described below).

     The Company has agreed to notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person who may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the person making, and the price, terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal or request. The Company shall, and shall cause its subsidiaries and the directors, employees and other agents of the Company and its subsidiaries to, (i) cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any persons conducted prior to the date hereof with respect to any Acquisition Proposal and (ii) require all such persons to return to the Company all confidential information provided by or on behalf of the Company and to destroy any materials prepared by such persons based upon such confidential information.

     Notwithstanding the foregoing, the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any person who delivers a Superior Proposal (as defined below) if (i) the Company has complied with the terms of the Merger Agreement, including, without limitation, the requirement to notify Parent promptly after its receipt of any Acquisition Proposal, (ii) the Board of Directors of the Company determines in good faith by a majority of the disinterested members thereof, on the basis of advice from outside legal counsel to the Company, that it should take such action to comply with its fiduciary duties under applicable law, (iii) such person executes a confidentiality and standstill agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In furtherance and not in limitation of the foregoing, the Company shall give Parent at least 24 hours' advance notice of any information to be supplied to any person making such Superior Proposal.

     Except as provided in the next sentence, the Board of Directors of the Company has agreed to recommend approval and adoption of the Merger Agreement and that the holders of the Shares tender their Shares pursuant to the Offer and vote to approve the Merger and the transactions contemplated thereby and to advise the stockholders of the determination by the Board of Directors that the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company. The Board of Directors of the Company is permitted to withdraw, or modify in a manner adverse to Parent or Purchaser, its recommendation to its stockholders, but only if (x) the Company has complied with the terms of the non-solicitation provisions in the Merger Agreement, including, without limitation, the requirement in the Merger Agreement that it notify Parent promptly after its receipt of any Acquisition Proposal and that it provide Parent with an opportunity to respond to any Superior Proposal, (y) a Superior Proposal is pending at the time the Company's Board of Directors determines to take any such action and (z) the Company's Board of Directors determines in good faith by a majority of the disinterested members thereof, on the basis of consultations with its financial advisors and the advice of outside legal counsel to the Company, that it should take such action to comply with its fiduciary duties under applicable law.

     Prior to exercising the right of the Company's Board of Directors pursuant to the immediately preceding paragraph to withdraw or modify its recommendation, the Company has agreed to (i) notify Parent in writing that it intends to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, attaching the most current version of such agreement to such notice (which version is required to be updated on a current basis) and (ii) provide Parent with an opportunity to respond to such Superior Proposal within two business days of receipt of such written notice by making an offer that the Company's Board of Directors determines in good faith, after consultation with its financial advisors, by a majority of the disinterested members thereof, is more favorable to the stockholders of the Company than the Superior Proposal. The Company has agreed to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

     "Acquisition Proposal" means (i) any offer or proposal for, other than a proposal by Parent or any of its affiliates, a merger or other business combination involving the Company or any of its subsidiaries, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, an equity interest in the Company or any subsidiary, any voting securities of the Company or any subsidiary or a material amount of the assets of the Company and its subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding Shares.

     "Superior Proposal" means any bona fide, written Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, at least a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which a majority of disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of its financial advisor, a copy of which shall be provided to Parent, and taking into account all the terms and conditions of the takeover proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) to be more favorable and provide greater value to all the Company's stockholders than the Offer, the Merger and the transactions contemplated thereby and for which the financing, to the extent required, is then committed or in the judgment of such majority of disinterested members of the Board of Directors of the Company is reasonably obtainable.

     Indemnification. Parent, Purchaser and the Company have agreed that after the Effective Time, Parent and the Surviving Corporation will indemnify, defend and hold harmless the present and former officers and directors of the Company or any of its subsidiaries or an employee of the Company or any of its subsidiaries who acts as a fiduciary under any Company Benefit Plan against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part out of the fact that such person is or was a director, officer or such employee of the Company or any subsidiary whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time. In addition, Parent has agreed that for six years after the Effective Time, Parent or the Surviving Corporation will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement. Parent will not be obligated to pay premiums in excess of two times the last annual premium paid by the Company prior to the date of the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto including representations by the Company as to its corporate existence and power, subsidiaries, capitalization, corporate authorizations, non-contravention, governmental authorizations, Commission filings, information supplied, absence of certain changes, state takeover statutes, broker fees, litigation, employee benefit matters, taxes, environmental matters, material contracts, title to properties, intellectual property, labor matters, absence of undisclosed liabilities and Board recommendation.

     Takeover Defenses. Pursuant to the Merger Agreement, the Company represented that it had taken all action necessary to (i) render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Offer, the Merger, the Agreement and the transactions contemplated thereby and
(ii) ensure that (A) neither Parent, Purchaser nor any of their affiliates is an Acquiring Person (as defined in the Rights Agreement) and (B) no Distribution Date (as defined in the Rights Agreement) shall occur by reason of the approval or execution of the Agreement, the announcement or consummation of the Offer or Merger or the consummation of any of the other transactions contemplated thereby. The Company also represented that it has taken all action to assure that no state takeover statute or similar statute or regulation, including Section 203 of the Delaware Law, shall apply to the Offer or the Merger and that except for the approval of the Merger by the holders of two-thirds of the outstanding Shares, no other stockholder action on the part of the Company is required for approval of the Merger and the transactions contemplated by the Merger Agreement.

     Conditions to Certain Obligations. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) if required by Delaware Law, the approval and adoption by the stockholders of the Company of the Merger Agreement in accordance with such law; (ii) all authorizations and consents, or terminations or expirations of waiting periods imposed by any government entity, shall have occurred or shall have been obtained; and (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

     In addition, the obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; and (ii) the representations and warranties of the Company contained in the Merger Agreement and in any certificate or other writing delivered by the Company pursuant thereto, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time as if made at and as of such time.

     The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions: (i) Parent and Purchaser shall have performed in all material respects all obligations under the Merger Agreement required to be performed by them at or prior to the Effective Time of the Merger; and (ii) the representations and warranties of Parent and Purchaser contained in the Merger Agreement and in any certificate or other writing delivered by Parent or Purchaser pursuant thereto, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time as if made at and as of such time.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the Merger Agreement by the stockholders of the Company, under the following circumstances:

          (i) by mutual written consent of Parent and Company;

          (ii) by either Parent or the Company, if

               (A) the stockholders of the Company fail to approve the Merger at a duly held meeting of stockholders of the Company;

               (B) (x) if as a result of the failure of any of the conditions set forth in Section 15, Purchaser fails to commence the Offer within five business days from the public announcement of the Merger Agreement or (y) as a result of the failure of any of the conditions set forth therein the Offer shall have been terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer or (z) Purchaser shall not have purchased any Shares pursuant to the Offer within 180 days following the date of the Merger Agreement; provided, however, that the passage of the period referred to in clause (z) shall be tolled for any part thereof during which the Offer shall have been extended pursuant to one or more Special Extensions but in no event shall such period be tolled for more than 90 days; and provided further that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition;

               (C) if the Merger has not been consummated on or before the date one year following the purchase of Shares pursuant to the Offer; or

               (D) if any court of competent jurisdiction or any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger and such order, decree or ruling shall have become final and non-appealable;

          (iii) by the Company, if

               (A) the Company notifies Parent that it intends to enter into an agreement concerning a transaction that constitutes a Superior Proposal and Parent fails to make an offer within two business days of receipt of such notice which the Company's Board of Directors determines in good faith, after consultation and its financial advisors, by a majority of its disinterested directors to be more favorable to the stockholders of the Company than the Superior Proposal; or

               (B) Parent or Purchaser breaches in any material respect any of its representations or warranties in the Merger Agreement or fails to perform in any material respect any of its covenants, agreements or obligations under the Merger Agreement; or

          (iv) by Parent, if

               (A) (x) the Board of Directors of the Company or any committee thereof shall (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser such Board of Director's approval or recommendation of the Offer or the Merger, or to take any action having such effect or (2) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; (y) the Company shall provide Parent with notice that it intends to enter into an agreement concerning a Superior Proposal; or (z) the Company shall have entered into any agreement (other than any confidentiality and standstill agreement entered into in accordance with the Merger Agreement) with respect to any Acquisition Proposal;

               (B) Parent shall have received any communication from the Department of Justice or Federal Trade Commission (each an "HSR Authority") that causes Parent to reasonably believe that any HSR Authority has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the U.S. antitrust laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement; or

               (C) the Company breaches in any material respect any of its representations or warranties in the Merger Agreement or fails to perform in any material respect any of its covenants, agreements or obligations under the Merger Agreement.

     If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect with no liability on the part of the Company, Parent or the Purchaser except that (a) the provisions of the Merger

Agreement related to fees and expenses (as described below under "Fees and Expenses") and certain other provisions of the Merger Agreement shall survive termination and (b) no such termination shall relieve any party of any liability or damages resulting from any breach by that party of the Merger Agreement. Notwithstanding any termination of the Merger Agreement, the Stock Option Agreement shall continue in effect.

     Fees and Expenses. The Company has agreed that if the Merger Agreement is terminated pursuant to clauses (iii)(A) or (iv)(A) of the Termination section above, the Company shall pay to Parent a termination fee in immediately available funds of $15,000,000 (the "Termination Fee").

     In the event that (i) an Acquisition Proposal is made by any person during the pendency of the Offer, other than by Parent or Purchaser, (ii) the Offer shall have terminated or expired without the Minimum Tender Condition being satisfied and (iii) within one year after the Offer shall have terminated or expired, either (A) the Company enters into an agreement (which is subsequently consummated, whether before or after the expiration of such one year period) with any person, other than Parent or Purchaser, with respect to an Acquisition Proposal which provides for (1) the transfer or issuance of securities representing more than 50% of the equity or voting interests in the Company, or (2) transfer of assets, securities or ownership interests representing more than 50% of the consolidated assets or earning power of the Company, or (B) any person acquires a majority of the Shares, then the Company shall pay to Parent the Termination Fee. Any payment of such Termination Fee shall be paid within one business day after it becomes payable.

     In the event that the Merger Agreement is terminated by Parent or Company pursuant to clauses (ii)(A), (iii)(A), (iv)(A) or (iv)(C) of the Termination section above or the Company shall be required to pay the Termination Fee pursuant to the preceding paragraph, the Company has agreed to pay Parent for all reasonable fees and expenses incurred by Parent or Purchaser in connection with the transactions contemplated by the Merger Agreement (but not in excess of $2,500,000).

     Except as described in the preceding paragraph, the Merger Agreement provides that the Company, Parent and Purchaser shall each bear all costs and expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby.

     Amendment and Waivers. Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, (i) in the case of an amendment, by the Company, Parent and Purchaser or (ii) in the case of a waiver, by the party against whom the waiver is to be effective. A termination or amendment of the Merger Agreement requires, in the case of the Company, action by a majority of the members of the Company's Board of Directors who were members thereof on the date of the Merger Agreement or the duly authorized designee of such member. In the event that Parent's designees are appointed or elected to the Board of Directors of the Company after the consummation of the Offer and prior to the Effective Time, the affirmative vote of at least a majority of the Independent Directors will be required for the Company to agree to amend, waive compliance with or terminate the Merger Agreement.

     Stock Option Agreement. On May 12, 1999, Parent and the Company entered into a Stock Option Agreement containing provisions granting Parent, subject to certain conditions, an irrevocable option (the "Company Stock Option") to purchase up to 3,877,035 shares of its common stock (the "Common Stock") at a price of $21.25 per share in cash, but not to exceed 19.9% of the Company's outstanding Common Stock. Parent may exercise the Company Stock Option after the occurrence of one of the following events: (i) any person (other than Parent or any of its subsidiaries) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Common Stock aggregating 25 percent or more of the then outstanding Common Stock; (ii) in the event (A) at any time during the pendency of the Offer, an Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any of its stockholders or any person shall have publicly announced an intention to make an Acquisition Proposal with respect to the Company or any of its subsidiaries, (B) the Offer shall have terminated or expired without the Minimum Tender Condition (as defined in the Merger Agreement) being satisfied and (C) within one year after the Offer shall have terminated or expired, either (x) the Company enters into an agreement (which is subsequently consummated, whether before or after the expiration of such one-year period) with any person, other than Purchaser or Parent, with respect to an Acquisition Proposal which provides for (1) transfer or issuance of securities representing more than 50% of the equity or voting interests in the Company, or (2) transfer of assets, securities or ownership interests representing more than 50% of the consolidated assets or earning power of the Company, or (y) any person acquires a majority of the Shares; (iii) Parent or the Company shall have terminated (or shall have the right to terminate) the Merger Agreement pursuant to clauses (iii)(A) or (iv)(A) of the Termination section above; or (iv) the Company shall have delivered to Parent the written notification referred to in clause (iii)(A) of the Termination section above and Parent shall have notified the Company in writing that Parent does not intend to match the Superior Proposal referred to in such notification.

     The Stock Option Agreement further provides that at any time the Company Stock Option is then exercisable, Parent may elect, in lieu of exercising the Company Stock Option to purchase Shares as provided above, to receive payment of an amount equal to the Spread (as defined hereinafter) multiplied by all or such portion of the shares subject to the Company Stock Option as Parent shall specify. The "Spread" means the excess, if any, over the price of $21.25 per share of the higher of (i) if applicable, highest price per share paid or proposed to be paid by any person pursuant to any Acquisition Proposal or (ii) the closing price of shares of the Company's Common Stock on the NYSE Composite Tape on the last trading day immediately prior to the date Parent notified the Company in writing of its intention to elect to accept cash payment on the Spread.

     Parent has the right to sell to the Company any of the shares acquired upon exercise of the Company Stock Option at the price and during the period specified in the Stock Option Agreement. In addition, if at any time after the first purchase of Shares under the Stock Option Agreement, neither the Purchaser nor any other person or group has acquired more than 50% of the shares of outstanding Common Stock, the Company has the right to purchase all shares then owned by Parent and its subsidiaries.

     Notwithstanding any other provision of the Stock Option Agreement or the Merger Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed $20 million (the "Maximum Total Profit") and, if it otherwise would exceed such amount, Parent shall repay such excess amount to the Company in cash (or the purchase price for purpose of the immediately preceding paragraph, as applicable, shall be reduced) so that Parent's Total Profit shall not exceed the Maximum Total Profit after taking into account the foregoing actions. "Parent's Total Profit" means the aggregate amount (before taxes) of the following: (i)(x) the amount of cash received by Parent pursuant to the first two paragraphs of the Fees and Expenses section above and the second paragraph of this section, less (y) any repayment of such cash to the Company, (ii)(x) the amount received by Parent pursuant to the Company's repurchase of Shares pursuant to the immediately preceding paragraph, less (y) Parent's purchase price for such Shares, and (iii)(x) the net cash amounts received by Parent pursuant to the sale of Shares (or any other securities into or for which such Shares are converted or exchanged) to any unaffiliated party on arms-length terms, less (y) Parent's purchase price for such Shares.

     Confidentiality Agreement. On April 1, 1999, Parent and the Company entered into a Confidentiality Agreement containing customary provisions pursuant to which, among other matters, Parent agreed to keep confidential all non-public, confidential or proprietary information furnished to it by the Company relating to the Company, subject to certain exceptions (the "Evaluation Material"), and to use the Evaluation Material solely in connection with evaluating a possible transaction involving the Company and Parent and not in any manner detrimental or disadvantageous to the Company. Parent had agreed in the Confidentiality Agreement to certain restrictions on its ability to acquire, or offer to acquire, Shares or take certain other actions. However, pursuant to the Merger Agreement these restrictions were waived. Parent further agreed that, prior to April 15, 2001, neither Parent nor any of its affiliates will, without the written consent of the Company, solicit the employment of any employee who the Parent or any of its affiliates had contact with, and at the time of such solicitation is, employed by the Company, subject to certain exceptions.

      12. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly-held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were less than 1,200 holders of at least 100 shares or the aggregate market value of the publicly-held Shares were less than $5 million. According to the Company 10-K, there were approximately 2,260 holders of record of Shares as of March 15, 1999. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares (which Purchaser intends to cause the Company to seek if it acquires control of the Company and the Shares no longer meet the NYSE listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a shareholder's meeting and the related requirement of an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing or NASDAQ reporting. Purchaser intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

      13. Dividends and Distributions. If on or after May 12, 1999 the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on May 12, 1999 of stock options and stock awards outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Sections 14 and 15, Purchaser may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate including the number or type of securities to be purchased.

     If, on or after May 12, 1999, the Company should declare or pay any dividend on the Shares (other than regular quarterly cash dividends not in excess of $.045 per Share having customary and usual record and payment dates) or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Sections 14 and 15,
(i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and
(ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

      14. Extension of Tender Period; Termination; Amendment. Purchaser reserves the right (A) to extend the period of time during which the Offer is open (i) without the consent of the Company (w) if, at the scheduled expiration date of the Offer, any of the conditions to the Offer have not been satisfied, (x) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or for any period required by applicable law, (y) on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (w) or (x) above, if, on such expiration date, the number of Shares tendered (and not withdrawn) represents less than 90% of the Fully Diluted Shares, and (z) from time to time if, at any scheduled expiration date of the Offer, the HSR Condition has not been satisfied until such HSR Condition has been satisfied; provided that, at such scheduled expiration date, all other conditions to the Offer described in Section 15 herein, other than the Minimum Tender Condition, have been satisfied; and (ii) with the consent of the Company at any other time, in either instance by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension, (B) to waive any conditions to the Offer other than the Minimum Tender Condition which requires the consent of the Company and (C) to amend the Offer (i) with the consent of the Company in order to (a) reduce the number of Shares subject to the Offer; (b) reduce the price per Share to be paid in the Offer; (c) modify the existing, or impose additional, conditions to the Offer; (d) extend the Offer except as provided in (A)(i) above; (e) change the form of consideration payable in the Offer; or (g) otherwise amend the Offer in any manner materially adverse to the Company's stockholders; and (ii) without the consent of the Company in any other manner, in either instance by making a public announcement of such amendment. There can be no assurance that Purchaser will exercise its right to extend, waive or amend the Offer. The Company may require Purchaser to extend the Offer in the circumstances described in clause (A)(i)(z) above. In no event may the Company or Purchaser require the Offer to be extended (I) pursuant to clause (A)(i)(z) above, to a date later than February 6, 2000 by Special Extensions or (II) otherwise to a date later than November 8, 1999.

     If, with the Company's consent, Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If, with the Company's consent, Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow shareholders to consider the amended terms of the Offer. In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in Section 16 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or, except as otherwise provided in the Merger Agreement, to terminate the Offer and not accept for payment or pay for Shares.

     If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

      15. Certain Conditions of the Offer. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may terminate the Offer as provided in Section 14, unless (i) prior to the Expiration Date the Minimum Tender Condition shall have been satisfied, (ii) the HSR Condition shall have been satisfied and
(iii) the Foreign Antitrust Approvals Condition shall have been satisfied. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company (except as otherwise provided in the Merger Agreement) or if, at any time on or after May 12, 1999 and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

          (a) there shall be any action taken, or any statute, rule, regulation, decree, order or injunction enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that is likely to (i) make illegal, delay materially or restrain or prohibit the making or consummation of the Offer or the Merger or restrains or prohibits the performance of this Agreement and the transactions contemplated hereby, (ii) in connection with the transactions contemplated by this Agreement, prohibit or limit the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or compel Parent or any of its subsidiaries to dispose of or to hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries (taken as a whole for purposes of materiality), or imposes any material limitation on the ability of the Company, Parent or any of their respective subsidiaries to conduct such business or own such assets,
     (iii) impose material limitations on the ability of Parent or Purchaser (or any other affiliate of Parent or Purchaser) to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company, or (iv) require divestiture by Parent, Purchaser or any of Parent's other subsidiaries or affiliates of any Shares;

          (b) there shall be instituted or pending any action or any investigation or other inquiry by any Governmental Entity that is likely to result in any of the consequences referred to in clauses (i) through
     (iv) of paragraph (a) above;

          (c) it shall have been publicly disclosed or Parent shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 25% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 25% of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle with the Company regarding an acquisition of 25% or more of the Shares or a merger, consolidation or other business combination;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any takeover proposal, (ii) the Company shall have recommended or entered into any agreement (other than any confidentiality and standstill agreement entered into in accordance with the Merger Agreement) with respect to any takeover proposal, (iii) the Company shall have delivered to Parent a notice of superior proposal, or (iv) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (e) there shall have occurred a material adverse change in the Company and its subsidiaries, taken as a whole, or a material adverse effect on the Company and its subsidiaries, taken as a whole, it being understood, however, that no such change or effect shall be deemed to have occurred to the extent such change or effect arises from conditions generally affecting the Company's industry or from the United States or global economies;

          (f) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case (i) as of the date of this Agreement or any other date as of which such representations and warranties expressly speak or (ii) at any time prior to the consummation of the Offer as if made at and as of such time, it being understood, however, that with respect to clause (ii) no representation or warranty shall be deemed to be not true and correct to the extent that the failure to be so arises from conditions generally affecting the Company's industry or from the United States or global economies and further that the consequence of such failure to be true and correct (disregarding all references to materiality or material adverse effect therein) is a material adverse change or effect on the Company and its subsidiaries, taken as a whole;

          (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement which failure has not been cured; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Purchaser and Parent, and subject to the terms and conditions of this Agreement, may be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion.

      16.  Certain Legal Matters; Regulatory Approvals.

     General. Purchaser is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. Except as described under "Antitrust" and "Other" below, there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. Purchaser is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 15.

     State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company and has not complied with any such laws. The Company has represented to Parent and Purchaser that it has taken all action to assure that no state takeover statutes or similar laws apply to the Offer or the Merger. See Section 11. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws.

     In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the

Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     If any government official or third party should seek to apply any state takeover law to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares.
See Section 15.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, Purchaser will file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer is expected to expire prior to June 15, 1999, unless the Antitrust Division or the FTC extends the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

     A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 15. Except as described in Section 4, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended. However, Purchaser and Parent have agreed that if at any scheduled expiration date of the Offer the HSR Condition has not been satisfied, but at such scheduled expiration date all the other conditions to the Offer described in Section 15 shall have been satisfied (other than the Minimum Tender Condition), Purchaser may (and at the request of the Company (confirmed in writing) shall) extend the Offer (a "Special Extension") from time to time until the HSR Condition has been satisfied. In no event may the Company or Purchaser (without the consent of the other) require that the Offer be extended to a date later than 270 days following the date of the Merger Agreement (i.e., February 6, 2000) by Special Extensions.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Purchaser or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions and Section 10 for certain termination rights in connection with antitrust suits.

     Other. Based upon Purchaser's examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken prior to completion of the Offer by any such government or governmental authority, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

      17. Fees and Expenses. Morgan Stanley & Co. Incorporated ("Morgan Stanley") is acting as Dealer Manager in connection with the Offer. Purchaser has agreed to pay Morgan Stanley customary compensation, which is not material to Parent or the Company, for its services as Dealer Manager in connection with the Offer pursuant to customary dealer manager terms of engagement. Purchaser has also agreed to reimburse Morgan Stanley for certain reasonable out-of-pocket expenses incurred in connection with the Offer (including the fees and disbursements of outside counsel) and to indemnify Morgan Stanley against certain liabilities, including certain liabilities under the federal securities laws.

     Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

      18. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                                                          EMERSUB LXXIV, INC.

May 18, 1999

                                                                    SCHEDULE I
                       DIRECTORS AND EXECUTIVE OFFICERS

       1. Directors and Executive Officers of Parent. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is 8000 West Florissant Avenue, St. Louis, Missouri 63136-8506. Where no date is shown, the individual has occupied the position indicated or a similar position for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and officers listed below are citizens of United States of America, except for Sir Robert Horton who is a citizen of the United Kingdom. Directors are identified by an asterisk.



                                     Present Principal Occupation or Employment
Name and Business Address                 and Five-Year Employment History
-------------------------            -----------------------------------------

D.C. Farrell*........................   Director since 1989. Retired Chairman
                                        and Chief Executive Officer of The May
                                        Department Stores Company, operator of
                                        department stores. He is also a Director of Ralston Purina Company.

J.A. Frates*.........................  Director since 1966.  Private investor.
   2642 East 21st Street
   Suite 105
   Tulsa, Oklahoma 74114

C.F. Knight*.........................  Director since 1972. Chairman of the
                                       Board and Chief Executive Officer. He
                                       is also a Director of Anheuser-Busch
                                       Companies, Inc., BP Amoco Plc,
                                       International Business Machines Corp.,
                                       Morgan Stanley Dean Witter & Co. and
                                       SBC Communications Inc.

R.B. Loynd*..........................  Director since 1987.  Chairman of the
  Furniture Brands International, Inc. Executive Committee of Furniture Brands
  101 South Hanley Road                International, Inc., manufacturer and
  Suite 1900                           marketer of furniture products.  He is
  St. Louis, Missouri 63105            also a Director of Converse Inc.

R.W. Staley*.........................  Director since 1987.1 Vice Chairman.
                                       He is also a Director of ACE Limited.

J.G. Berges*.........................  Director since 1997. President since
                                       May 1999; various executive positions
                                       with Parent prior thereto. He is also
                                       a Director of MCN Energy Group Inc.

R.L. Ridgway*........................  Director since 1995. Former Assistant
                                       Secretary of State for Europe and
                                       Canada. She is also a Director of Bell
                                       Atlantic Corporation, The Boeing
                                       Company, Minnesota Mining and
                                       Manufacturing Company, RJR Nabisco
                                       Holdings Corp., Sara Lee Corporation,
                                       and Union Carbide Corporation.

A.E. Suter*........................... Director since 1989.2 Senior Vice
                                       Chairman and Chief Administrative
                                       Officer. He is also a Director of
                                       Furniture Brands International, Inc.

W.M. Van Cleve*......................  Director since 1984. Partner of Bryan
   Bryan Cave, LLP                     Cave LLP, attorneys-at-law.
   One Metropolitan Square,
   Suite 3600 211 North Broadway St.
   Louis, Missouri 63102-2750

                                     Present Principal Occupation or Employment
Name and Business Address                 and Five-Year Employment History
-------------------------            -----------------------------------------
E.E. Whitacre, Jr.*................  Director since 1990.  Chairman and Chief
   SBC Communications, Inc.          Executive Officer of SBC Communications
   175 East Houston, Suite 1300      Inc., a diversified communications holding
   San Antonio, Texas 78205          company. He is also a Director of
                                     Anheuser-Busch Companies, Inc., Burlington
                                     Northern Santa Fe Corporation, and The May
                                     Department Stores Company.

L.L. Browning, Jr.*................. Director since 1969. Former Vice
                                     Chairman. He is also a Director of
                                     Firstar Corporation.

A.A. Busch III*..................... Director since 1985.  Chairman of the
   Anheuser-Busch Companies, Inc.    Board and President of Anheuser-Busch
   One Busch Place                   Companies, Inc., brewery, container
   St. Louis, Missouri 63118         manufacturer and theme park operator. He
                                     is also a Director of General American
                                     Life InsuranceCompany, and SBC
                                     Communications Inc.

R.B. Horton*........................ Director since 1987.  Chairman of
   Railtrack Group PLC               Railtrack Group plc, which owns and
   Stoke Abbas                       operates the infrastructure formerly owned
   South Stoke                       by British Railways.  He is also a Director
   Reading RG8JT                     of Premier Farnell plc, and PartnerRe Ltd.
   ENGLAND

G.A. Lodge*......................... Director since 1974.  President of InnoCal
   InnoCal Management, Inc.          Management, Inc., a venture capital
   Park 80 West/Plaza One            management company.
   Saddle Brook, New Jersey 07662

V.R. Loucks, Jr.*................... Director since 1979.3  Chairman and Chief
   Baxter International, Inc.        Executive Officer of Baxter International
   One Baxter Parkway                Inc., a global manufacturer and marketer
   Deerfield, Illinois 60015         of health care products. He is also a
                                     Director of Affymetrix, Inc.,
                                     Anheuser-Busch Companies, Inc., Dun &
                                     Bradstreet Corporation, and The Quaker
                                     Oats Company.

G.W. Tamke*......................... Director since 1977. Vice Chairman and
                                     Co-Chief Executive Officer since May
                                     1999; various executive positions with
                                     Parent prior thereto.

W.J. Galvin......................... Senior Vice President - Finance and Chief
                                     Financial Officer.

W.W. Withers........................ Senior Vice President, Secretary and
                                     General Counsel.

D.N. Farr........................... Senior Executive Vice President and Chief
                                     Operating Officer since May 1999;
                                     various executive positions with Parent or an affiliate of Parent prior thereto.

-------------------
1. Mr. Staley also served as a Director from April 1978 to February 1982.
2. Mr. Suter also served as a Director from February to June 1987.
3. Mr. Loucks also served as a Director from April 1974 to December 1975.

       2. Directors and Executive Officers of Purchaser. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is 8000 W. Florissant, St. Louis, Missouri 63136. Where no date is shown, the individual has occupied the position or a similar position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

                                Present Principal Occupation or Employment
Name and Business Address            and Five-Year Employment History
-------------------------       -----------------------------------------
D.N. Farr                       President of Purchaser since the company was
                                founded. Senior Executive Vice President and
                                Chief Operating Officer since May 1999;
                                Executive Vice President, 1997-1999; Chief
                                Executive Officer of Astec (BSR) plc, a
                                subsidiary or affiliate of Parent,
                                1993-1997.

R.M. Cox, Jr.*                  Vice President and Director of Purchaser since
                                the company was founded. Senior Vice
                                President--Acquisitions and Development since
                                October 1997; Senior Vice President--
                                Administration, October 1994-October 1997;
                                Executive Vice President and Chief
                                Administrative Officer of Fisher-Rosemount
                                Systems, a subsidiary of Parent, 1992-1994.

J.D. Switzer*                   Vice President and Director of Purchaser since
                                the company was founded. Senior Vice
                                President--Development since 1997; Vice
                                President--Development, 1990-1997.

H.M. Smith*                     Secretary and Director of Purchaser since the
                                company was founded. Assistant General Counsel and Assistant Secretary.

F.J. Dellaquila                 Treasurer of Purchaser since the company was
                                founded. Vice President--Treasury and Tax and Treasurer since October 1996; Vice President and Treasurer, September 1991-October 1996.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:


                       The Depositary for the Offer is:

                             THE BANK OF NEW YORK



          By Mail:                   Facimile Transmission:            By Hand or Overnight Courier:
Tender & Exchange Department    (for Eligible Institutions Only)       Tender & Exchange Department
      P.O. Box 11248                     (212) 815-6213                     101 Barclay Street
    Church Street Station                                                Receive and Deliver Window
   New York, NY 10286-1048                                                New York, New York 10286
                                  For Confirmation Telephone:
                                        (800) 507-9357


     Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           Georgeson & Company Inc.

                               Wall Street Plaza
                           New York, New York 10005
                 Banks and Brokers call collect (212) 440-9800
                        Call Toll Free: 1-800-223-2064


                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

                                 1585 Broadway
                           New York, New York 10036
                                (212) 761-7257